UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2008

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51436 (Commission File Number)	30-0296543 (I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois 60517 (Address of principal executive offices)		60517 (Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 23, 2008 Advanced Life Sciences, Inc. (the “Company”) entered into an amendment to the business loan agreement (the “Amended Loan Agreement”) with Leaders Bank that restructured the Company’s existing $4.0 million business loan agreement with Leaders Bank to increase the line of credit to $10.0 million and extend the maturity date of the loan for 12 months.

In connection with the Amended Loan Agreement, on October 23, 2008, the Company entered into an Amended and Restated Promissory Note (the “Amended Promissory Note”) with Leaders Bank.  The Amended Promissory Note provides for the $10.0 million revolving line of credit at an interest rate of 8.5% per annum.  The Company’s obligations under the Amended Promissory Note are payable in full on January 1, 2011 and are secured by substantially all of the Company’s assets, except that the collateral specifically excludes any rights that the Company may have a result of its license agreement with Abbott Laboratories for cethromycin.  The Amended Loan Agreement provides certain customary representations, warranties and covenants for a transaction of this type, as well as a covenant limiting the use of the Standby Equity Distribution Agreement, or SEDA, with YA Global Investments, L.P to $9,000,000 without Leaders Bank’s consent.

As a closing fee, the Company also issued to Leaders Bank warrants for the purchase of 65,000 shares of its common stock at an exercise price of $1 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Date: October 29, 2008	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chief Executive Officer